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                                                                     Exhibit 4.3

                                    GUARANTEE

         CarrAmerica Realty, L.P., a Delaware limited partnership (herein referred to as the "Guarantor," which term includes any successor Guarantor under the Indenture dated as of January 11, 2002 (the "Indenture") between CarrAmerica Realty Corporation (the "Company"), the Guarantor and U.S. Bank National Association, as the trustee (the "Trustee"), referred to in the Note upon which this notation is endorsed), (i) has unconditionally guaranteed that
(a) the principal of, interest and premium, if any, on the 5.25% Senior Notes due 2007 (the "Notes") will be promptly paid in full when due, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise and interest on the overdue principal of, and interest on interest, to the extent lawful, and premium, if any, on the Notes and all other obligations of the Company to the Holders (as defined in the Indenture) or the Trustee under the Indenture or the Notes will be promptly paid in full, all in accordance with the terms set forth in the Indenture and Notes; and (b) in case of any extension of time of payment or renewal of the Notes or of any such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, (ii) has agreed to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this guarantee; provided, however, that this guarantee is limited as to the Guarantor to the extent necessary not to constitute a fraudulent conveyance or fraudulent transfer.

         No stockholder, officer, director, or incorporator, as such, past, present or future, of any Guarantor shall have any personal liability under this guarantee by reason of his or its status as such stockholder, officer, director or incorporator.

         This guarantee shall be binding upon the undersigned and, to the extent provided in the Indenture, its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

         This guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

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     IN WITNESS WHEREOF, the Guarantor has caused this guarantee to be duly executed by its authorized officer.

Dated: November 25, 2002

                            CARRAMERICA REALTY, L.P.

                            By:  CarrAmerica Realty GP Holdings, Inc.,
                                 as its general partner


                                 By:    /s/ Thomas A. Carr
                                    -----------------------------------------
                                    Name:  Thomas A. Carr
                                    Title: Chief Executive Officer